EXHIBIT 99.1

Contact:	Gary A. Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER FISCAL 2011 RESULTS
•	EPS Increases 45%
•	Comparable Store Sales Up 12.5%
•	Increases Fiscal 2011 Guidance
•	Accelerates Fiscal 2011 Store Growth

BIRMINGHAM, Ala. (November 19, 2010) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended October 30, 2010.

Financial Highlights
Net sales for the 13-week period ended October 30, 2010, increased 14.8% to $167.4 million compared with $145.9 million for the 13-week period ended October 31, 2009.  Comparable store sales increased 12.5%.  Net income for the third quarter of Fiscal 2011 increased 43.5% to $12.6 million compared with $8.8 million for the third quarter of Fiscal 2010.  Earnings per diluted share increased 45.0% to $0.44 compared with $0.30 for the third quarter of Fiscal 2010.

Net sales for the 39-week period ended October 30, 2010, increased 15.3% to $491.7 million compared with $426.7 million for the 39-week period ended October 31, 2009.  Comparable store sales increased 13.0%.  Net income for the 39-week period ended October 30, 2010, was $33.9 million compared with $20.8 million for the 39-week period ended October 31, 2009.  Earnings per diluted share increased 62.4% to $1.16 compared with $0.72 for the 39-week period ended October 31, 2009.

Jeff Rosenthal, President and Chief Executive Officer, stated, “We are very excited about our performance over the last three quarters.  Not only has Hibbett achieved three consecutive quarters of double digit comparable store sales growth, we have also experienced continued margin improvement.  As a result, we are raising our earnings guidance for Fiscal 2011.  In addition, we are accelerating our store opening plans for this year.”

Store Growth
In the third quarter, Hibbett opened 17 new stores and closed 2 stores, bringing the store base to 789 in 26 states as of October 30, 2010, including the Company's first store in South Dakota.  For the full year Fiscal 2011, the Company expects to open 40-42 new stores, compared to previous estimates of 30 new store openings.  We also plan to expand 18 high performing locations and close 10 to 12 underperforming stores.

Liquidity and Stock Repurchases
Hibbett ended the third quarter of Fiscal 2011 with $52.5 million of available cash and cash equivalents on the consolidated balance sheet and no bank debt.  At quarter end a year ago, the Company had $24.8 million of available cash and cash equivalents with no bank debt.

During the third quarter, the Company repurchased 1,034,000 shares of common stock for a total expenditure of $25.1 million, bringing the total shares repurchased year to date to 1,236,000 shares for a total expenditure of $30.1 million.  Approximately $219.9 million of the current $250.0 million authorization remains for future stock repurchases as of the end of the third quarter of Fiscal 2011.

Fiscal 2011 Outlook
The Company increased its earnings guidance for Fiscal 2011 to a range of $1.63 to $1.66 per diluted share, which equates to $0.47 to $0.50 per diluted share for the fourth quarter, and a mid-single-digit increase in comparable store sales for the fourth quarter.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 19, 2010, to discuss third quarter Fiscal 2011 results.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until November 26, 2010, by dialing (402) 977-9140 and entering the passcode, 21466898.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2011 second quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, November 19, 2010, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through November 26, 2010.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, earnings per diluted share and comparable sales for Fiscal 2011.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2010 and the "MD&A" section in our Quarterly Reports on Form 10-Q filed on June 2 and September 8, 2010.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net sales	$167,420	$145,855	$491,745	$426,673
Cost of goods sold, distribution center
and store occupancy costs	108,361	96,218	321,803	287,553
Gross profit	59,059	49,637	169,942	139,120
Store operating, selling and administrative
expenses	35,603	32,168	105,459	95,353
Depreciation and amortization	3,369	3,525	10,238	10,327
Operating income	20,087	13,944	54,245	33,440
Interest expense, net	13	2	64	36
Income before provision for income taxes	20,074	13,942	54,181	33,404
Provision for income taxes	7,486	5,167	20,239	12,608
Net income	$12,588	$8,775	$33,942	$20,796

Net income per common share:
Basic	$0.45	$0.31	$1.19	$0.73
Diluted	$0.44	$0.30	$1.16	$0.72

Weighted average shares outstanding:
Basic	28,209	28,646	28,582	28,616
Diluted	28,802	29,100	29,185	29,045

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 30,	January 30,
	2010	2010
Assets
Cash and cash equivalents	$52,492	$49,691
Inventories	178,076	169,394
Other current assets	15,895	12,435
Total current assets	246,463	231,520
Property and equipment, net	38,456	41,084
Non-current assets	5,385	4,100
Total Assets	$290,304	$276,704

Liabilities and Stockholders' Investment
Accounts payable	$71,522	$64,949
Short-term debt and capital lease obligations	442	117
Other accrued expenses	14,526	18,871
Total current liabilities	86,490	83,937
Non-current liabilities	16,877	17,688
Stockholders' investment	186,937	175,079
Total Liabilities and Stockholders' Investment	$290,304	$276,704

END OF EXHIBIT 99.1